EXHIBIT 99.1

[LOGO]

PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:

Elizabeth Drucker

Director, Investor Relations

& Corporate Communications

IGN Entertainment, Inc.

415-508-2622 / edrucker@ign.com

IGN Reports First-Ever Profitable Quarter

•	Q4’02 GAAP EPS of $0.09 and Pro Forma EPS of $0.17

•	Q4 Revenue Up 51% Year-Over-Year and 84% Over Q3

San Francisco, CA, February 5, 2003 – IGN Entertainment (Nasdaq: IGNX) – home to IGN.com, the web’s largest information and entertainment destination for video gamers – today announced its fourth quarter and fiscal year 2002 results. For the quarter ended December 31, 2002, IGN reported revenue of $4.2 million, representing a 51 percent increase from $2.8 million for the same period a year ago and an 84 percent increase from $2.3 million for the previous quarter.

Q4 GAAP-Based Profitability

In the fourth quarter of 2002, the company achieved its first quarter of GAAP-based profitability, reporting net income of $204,000, or $0.09 per share. This compares to a net loss of $3.2 million, or $1.80 per share, for the year ago quarter, and a net loss of $3.9 million, or $1.82 per share, for the prior quarter.

Q4 Pro Forma-Based Profitability

The company also achieved profitability on a pro forma basis during the fourth quarter of 2002, with net income before significant non-cash items, restructuring charges and gain on sale of assets of $410,000, or $0.17 per share. This compares to a pro forma net loss of $1.5 million, or $0.87 per share, for the year ago period and a pro forma net loss of $1.1 million, or $0.53 per share, for the prior quarter.

The difference between the $410,000 pro-forma net income and the $204,000 GAAP net income this quarter consists of $206,000 of depreciation expense.

FY 2002 Results Improve Over FY 2001

Revenue for fiscal year 2002 was $11.4 million, a 17 percent increase over fiscal year 2001 revenue of $9.7 million. GAAP based net loss for fiscal year 2002 was $11.3 million, or $5.74 per share, compared to a net loss of $30.4 million, or $16.21 per share, for fiscal year 2001. Pro forma net loss before significant non-cash items, restructuring charges and gain on sale of assets for fiscal year 2002 was $3.1 million, or $1.59 per share, compared to $16.4 million, or $8.76 per share, for fiscal year 2001.

Year-Over-Year Revenue Growth

“Our Q4 revenue increased 51 percent over the same period a year ago, even though the fourth quarter of 2001 included approximately $275,000 of revenue from operations that we have since sold or discontinued,” said Mark Jung, IGN’s CEO. “Taking this into account, year-over-year fourth quarter IGN revenue growth was up 68 percent.”

Jung continued, “Sequentially, this quarter’s revenue came in 84 percent higher than the prior quarter, due to the seasonally strong nature of the fourth quarter in the gaming and consumer sectors and our improved advertising solutions set, which helps differentiate us from the competition.”

For the fourth quarter, advertising and marketing programs represented 82 percent of IGN’s revenue. The company’s fourth quarter advertising customers included well-known consumer brands such as Best Buy, Cingular Wireless, Coca Cola, Honda, Intel, Nokia and Starburst, as well as top games companies Acclaim, Activision, Electronic Arts, Microsoft, Nintendo, Sega and Sony. Subscriptions accounted for $542,000, or 13 percent of revenue for the quarter. Other product lines – including e-commerce and content licensing – generated the remaining five percent of revenue.

Subscription Revenue Continues to Grow

The company added 5,000 net new subscribers to its IGN Insider program during the fourth quarter, increasing its subscriber base to 73,000 as of December 31, 2002. As a result, subscription revenue grew by 22 percent over the prior quarter. While new subscriber signups remained strong in the fourth quarter of 2002, this growth was offset by attrition associated with the large number of annual subscriptions up for renewal during the quarter. As of January 31, 2003, total subscribers numbered 75,000.

2003 Forecast

The company currently anticipates that its FY 2003 revenue will increase by approximately 45 to 50 percent over FY 2002 revenue, ranging between $16 million and $17 million. As the company’s business is seasonal, IGN anticipates that the 2003 revenue cycle will be similar to that of 2002, with first quarter being the weakest revenue period of the year and fourth quarter being the strongest. We expect that Q1 will represent approximately 16 to 17 percent of fiscal year 2003 revenue, that Q2 and Q3 will each represent between 22 and 25 percent of the total, and that Q4 will represent approximately 35 to 37 percent. IGN forecasts that its gross margin percentage for fiscal year 2003 will be between 90 and 92 percent, and that its total cash-based operating expenses will increase by 18 to 21 percent from 2002 levels. As a result, the company expects to approximately breakeven on a pro forma basis for the entire fiscal year in 2003, excluding significant non-cash items, restructuring charges and gain on sale of assets.

Forward-Looking Statements

The forward-looking statements in this press release reflect IGN’s expectations as of February 5, 2003. As mentioned below, a wide variety of factors, most notably ongoing market uncertainties, may cause actual results to differ materially from forecast. IGN does not expect to update its forward-looking statements until the company’s next quarterly results announcement. The company, however, does reserve the right to update its financial outlook at any time for any reason.

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For example, the statements above regarding future revenue and operating expenses include forward-looking statements. These statements are based upon the beliefs and current expectations of IGN Entertainment, Inc. and its management. Such statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed therein. Risks and uncertainties that may cause such differences include, but are not limited to, our ability to maintain and expand our base of advertising and marketing customers, our ability to retain or grow our subscriber base, our ability to grow our e-commerce and online game arcade revenue, changes in market conditions in the U.S. economy and in the on-line advertising industry, changes in market conditions and competition in the video game software and platform industries, our limited operating history under a new and changing business model, our ability to diversify and grow revenue or to achieve long-term profitability, our ability to continue to develop content and service offerings that attract users and achieve market acceptance, and other risks detailed in the company’s documents filed with the SEC, including the company’s Form 10-K for the year ended December 31, 2001, and all subsequent filings, including quarterly reports on Form 10-Q. Specifically, please refer to the “Risk Factors” section of IGN’s Form 10-K filed with the SEC.

IGN’s earnings conference call can be heard live on the Internet at 1:30 p.m. PST on Wednesday, February 5. To listen to the call, visit the Investor Relations section of the IGN web site at http://corp.ign.com. The call will be archived and available until February 20, 2003.

About IGN Entertainment

IGN Entertainment (Nasdaq: IGNX), through its IGN.com network, is the Internet’s leading information and entertainment destination for teen and young adult gamers. IGN serves its audience by providing both free and subscription-based content, services and gameplay. IGN’ s award winning content – two Webby People’s Voice Awards and two Wired Magazine’s Readers Raves Awards – attracts more than eight million unique visitors a month, including over 5.6 million registered users and 75,000 paying subscribers. IGN offers its business customers a full spectrum of integrated marketing solutions to reach this large web-centric audience. These products include impression-based advertising and sponsorships, permission marketing, custom publishing, e-commerce, direct e-mail marketing and content licensing. The company is headquartered in San Francisco, with sales offices in New York and Los Angeles. For more information, please visit http://www.ign.com.

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IGN Entertainment, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months EndingDecember 31,		Year Ending December 31,
	2002	2001	2002	2001
Revenue	$4,190	$2,766	$11,350	$9,687
Cost of revenue	294	409	1,348	2,961

Gross profit	3,896	2,357	10,002	6,726
Operating expenses:
Production and content	792	1,292	3,704	7,027
Engineering and development	608	1,104	3,330	6,407
Sales and marketing	1,784	1,372	5,741	10,122
General and administrative	506	939	2,136	4,245
Stock-based compensation	—	106	182	2,003
Amortization of goodwill and intangible assets	—	600	—	3,692
Restructuring & impairment charges	—	180	7,356	4,171
Gain on sale of assets	—	—	(1,114)	—

Total operating expenses	3,690	5,593	21,335	37,667

Earnings from operations	206	(3,236)	(11,333)	(30,941)
Interest and other income (expense), net	(2)	42	69	589

Net earnings	$204	$(3,194)	$(11,264)	$(30,352)

Net earnings per share—basic	$0.09	$(1.80)	$(5.74)	$(16.21)

Net earnings per share—diluted	$0.09

Weighted average shares outstanding—basic	2,170	1,776	1,962	1,873

Weighted average shares outstanding—diluted	2,365

Net Earnings Before Significant Non-Cash items, Restructuring

Charges and Gain on Sale of Assets

(in thousands, except per share amounts)

	Three Months Ending December 31,		Year Ending December 31,
	2002	2001	2002	2001
Net earnings	$204	$(3,194)	$(11,264)	$(30,352)
Significant non-cash items, restructuring charges and gain on sale of assets
Stock-based compensation	—	106	182	2,003
Amortization of intangible assets	—	600	—	3,692
Depreciation	206	767	1,711	4,079
Restructuring and asset impairment charges	—	180	7,356	4,171
Gain on sale of assets	—	—	(1,114)	—

Net earnings before significant non-cash items, restructuring charges and gain on sale of assets	$410	$(1,541)	$(3,129)	$(16,407)

Pro forma net earnings per share before significant non-cash items, restructuring charges and gain on sale of assets—basic	$0.19	$(0.87)	$(1.59)	$(8.76)

Pro forma net earnings per share before significant non-cash items, restructuring charges and gain on sale of assets—diluted	$0.17

IGN Entertainment, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$3,407	$8,285
Accounts receivable, net	2,929	1,544
Prepaid expenses and other current assets	531	626

Total current assets	6,867	10,455
Restricted cash	781	2,296
Goodwill and intangible assets, net	1,949	2,218
Fixed assets, net	917	6,118
Other assets	84	227

Total assets	$10,598	$21,314

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$2,846	$3,912
Deferred revenue	1,071	1,410
Current accrued restructuring charges	236	65
Current equipment financing obligations	—	1,538

Total current liabilities	4,153	6,925
Accrued restructuring charges, less current portion	1,315	—
Deferred rent	399	562
Long-term equipment financing obligations	—	75
Stockholders’ equity:
Common stock	2	2
Treasury stock	(1,176)	(1,172)
Additional paid-in capital	152,086	149,839
Accumulated deficit	(146,181)	(134,917)

Total stockholders’ equity	4,731	13,752

Total liabilities and stockholders’ equity	$10,598	$21,314

IGN Entertainment, Inc.

Supplemental Financial Schedule

Twelve Quarter Trends in Selected Information (unaudited)

(in thousands, except per share amounts)

	2002				2001				2000
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Revenue	$4,190	$2,276	$2,563	$2,321	$2,766	$2,100	$2,309	$2,512	$5,256	$5,194	$6,201	$4,591
Gross Margin %	93%	88%	85%	83%	85%	72%	68%	51%	45%	41%	45%	45%
Pro forma net earnings before significant non-cash items, restructuring charges, and gain on sale of assets(1)	$410	$(1,130)	$(974)	$(1,435)	$(1,541)	$(2,943)	$(4,592)	$(7,331)	$(8,138)	$(10,742)	$(13,428)	$(17,483)

Pro forma net earnings per share before significant non-cash items, restructuring charges, and gain on sale of assets-basic(2)	$0.19	$(0.53)	$(0.53)	$(0.82)	$(0.87)	$(1.58)	$(2.44)	$(3.83)	$(4.32)	$(5.70)	$(7.23)	$(11.55)

Pro forma net earnings per share before significant non-cash items, restructuring charges, and gain on sale of assets-diluted(2)	$0.17

(1)	Excludes amortization of goodwill and intangibles, stock-based compensation, depreciation of fixed assets, charitable contributions, restructuring and asset impairment charges and gain on sale of assets.

(2)	All per share amounts have been restated to reflect the one-for-three and one-for-six reverse stock splits, which were effective March 6, 2001 and September 24, 2001, respectively.